Exhibit 99.1

Watsco Reports Strong Second Quarter Results and Record Cash Flow

Steady Recovery in Market Conditions Leads to Record June Results;

Technology Adoption Accelerates and Provides Competitive Advantage;

Balance Sheet Well-Positioned for Investments in Growth and Expansion

MIAMI, FLORIDA – (GLOBENEWSWIRE), July 23, 2020 – Watsco, Inc. (NYSE: WSO) reported second quarter results and provided an update regarding its technology initiatives designed to transform its customer-experience.

Technology Innovation Transforming Customer Experience

Watsco continues to lead and innovate through the introduction of new customer-focused technology designed to transform its customer experience and reshape how our industry operates. In light of the challenges posed by the COVID-19 pandemic, Watsco’s innovations have become ever more critical in the daily life of an HVAC/R contractor. As a result, the Company believes it is uniquely positioned to separate itself from its competition with many of these innovations setting the standard for serving HVAC/R contractors.

New innovations added in 2020 include:

•	Dockside/curbside pickup to facilitate contactless order fulfillment

•	Digital customer outreach and training and rapid customer onboarding process for e-commerce

•	Aggressive promotion of OnCall Air®, a proprietary digital sales platform that enables contractors to remotely generate proposals for homeowners

•	Expanded consumer financing through CreditForComfort®

Customer use of Watsco’s innovative mobile apps expanded with average weekly users growing 34% compared to a year ago to over 22,000. E-commerce sales continued to grow at a faster pace than overall growth. The current annual run-rate for e-commerce sales is approximately $1.5 billion and, as a percentage of sales was 33% at June 30, 2020 versus 29% at December 31, 2019.

OnCall Air®, Watsco’s digital sales platform for HVAC/R contractors, and CreditForComfort®, its companion financing platform, have also gained traction. During the second quarter, OnCall Air® presented quotes to more than 36,000 households and generated $107 million in gross merchandise value for our customers, a 66% increase over last year. CreditForComfort® processed nearly 2,000 retail financing transactions, a 170% increase over last year.

These capabilities provide for a differentiated customer experience that make it possible for HVAC/R contractors to engage digitally with Watsco at every stage in their daily routine. Taken as a whole, Watsco’s technology offering is unique to the industry and enabled our entrepreneurial leaders to serve customers effectively and with minimal disruption in the current COVID-19 operating environment.

AJ Nahmad, Watsco’s President, commented: “We are encouraged by the accelerated adoption of our technology and the new innovations recently launched. More customers are using our tools as the backbone of their business, allowing them to operate safely and more efficiently as well as providing modern-day tools to interact with homeowners and other end-users. We are energized and committed to doing more to help our customers grow and thrive in this environment.”

Financial Strength & Liquidity

Watsco further strengthened its strong balance sheet during the second quarter, generating the highest level of cash flow for any quarter in its history. At June 30, 2020, the Company had $80 million in cash, $33 million in borrowings drawn from its $560 million credit facility and $1.7 billion of shareholders’ equity. Over the 12 months ended June 30, 2020, Watsco produced $529 million of operating cash flow versus net income of $285 million, repaid

$186 million in debt and increased dividends 11% to an annual rate of $7.10 per share. The Company believes its conservative financial position and access to low-cost capital provide confidence to customers, employees and OEM partners. The strong balance sheet also affords Watsco the capacity to invest in almost any size opportunity.

Second Quarter Results

Key performance metrics:

•	Earnings per share of $2.26 on net income attributable to Watsco of $87 million

•	Sales of $1.36 billion compared to $1.37 billion last year

•	Gross profit of $319 million (gross margins declined 30 basis-points)

•	Operating profit of $129 million with operating margins of 9.5%

•	Selling, general and administrative (SG&A) expenses declined 1% (includes 26 acquired locations)

•	On a same-store basis:

•	Sales decreased 6%

•	Operating profit decreased 7%

•	Operating margins were 9.7% versus 9.8% last year

•	SG&A declined 7% (a 20 basis-point improvement as a percentage of sales)

•	Record operating cash flow of $219 million versus $16 million last year

•	85% reduction in borrowings year-over-year to $33 million

Sales trends (excluding acquisitions):

•	4% decrease in HVAC equipment (70% of sales), including flat sales in residential products

•	9% decrease in other HVAC products (27% of sales)

•	15% decrease in commercial refrigeration products (3% of sales)

Albert H. Nahmad, Chairman and CEO, commented: “Watsco’s entrepreneurial culture and decentralized operating philosophy, which empowers leaders to think and act locally, are critically important given the diverse business conditions in our various markets. In a short period of time, our leaders deployed more technology and implemented new ideas to enhance the customer experience in a challenging environment. During the quarter, our residential HVAC equipment business recovered steadily and drove record, double-digit sales and profit growth rates in June 2020 versus 2019 with on-going momentum into July. We will continue to innovate, drive performance and look for opportunities to grow our business.”

First-Half 2020 Results

Key performance metrics:

•	Earnings per share of $3.02 on net income attributable to Watsco of $117 million

•	3% increase in sales to a record $2.36 billion (3% decrease on a same-store basis)

•	Record gross profit of $567 million (gross margins declined 40 basis-points)

•	Operating profit of $174 million with operating margins of 7.4%

•	SG&A expenses increased 6% including 26 acquired locations (a 2% same-store decrease)

•	Record operating cash flow of $261 million versus $68 million last year

Sales trends (excluding acquisitions):

•	2% decrease in HVAC equipment (69% of sales), including a 1% increase in residential products

•	4% decrease in other HVAC products (28% of sales)

•	8% decrease in commercial refrigeration products (3% of sales)

Cash Flow, Liquidity & Dividends

Operating cash flow was a record $261 million for the first half of 2020 versus $68 million for the same period last year. The Company recently upgraded its demand planning software and introduced new process improvements to enhance inventory turns, product availability and overall asset quality. Over the long-term, the Company believes these innovations will result in meaningful working capital improvement and operating efficiencies.

The Company believes cash flow from operations will exceed net income in 2020. Since 2000, Watsco’s cumulative operating cash flow was approximately $3.0 billion compared to cumulative net income of approximately $2.7 billion, surpassing the Company’s goal of generating cash flow in excess of net income.

In April 2020, the Company expanded its revolving credit facility from $500 million to $560 million with no change to pricing or terms. The revolving credit facility matures in December 2023. At June 30, 2020, the Company’s debt-to-total capital ratio was 2%.

Watsco has paid cash dividends for 46 consecutive years. Effective April 2020, the Company increased its annual dividend rate by 11% to $7.10 per share. The Company’s philosophy is to share increasing amounts of cash flow with shareholders through higher dividends while maintaining a conservative financial position. Future dividends will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s financial position.

Second Quarter Earnings Conference Call Information

Date: July 23, 2020

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures referring to “same-store basis,” which excludes the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months unless such locations are within close geographical proximity to existing locations. The Company also includes a non-GAAP measure, “debt-to-total capitalization”, as a means to describe the relative amount of interest-bearing debt to total capital at June 30, 2020. This ratio is calculated by dividing (i) the sum of all interest bearing bank debt by (ii) the sum of all interest-bearing bank debt and shareholders’ equity. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that more than 300,000 contractors and technicians visit or call one of its 603 locations each year to get information, obtain technical support and buy products. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or

“intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except share and per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$1,355,385	$1,371,854	$2,363,541	$2,303,132
Cost of sales	1,036,186	1,043,870	1,796,727	1,741,388

Gross profit	319,199	327,984	566,814	561,744
Gross profit margin	23.6%	23.9%	24.0%	24.4%

SG&A expenses	194,053	196,549	397,439	376,621

Other income	4,103	2,965	5,117	4,409
Operating income	129,249	134,400	174,492	189,532
Operating margin	9.5%	9.8%	7.4%	8.2%

Interest expense, net	283	1,212	1,073	1,988

Income before income taxes	128,966	133,188	173,419	187,544
Income taxes	24,724	25,278	32,930	35,830

Net income	104,242	107,910	140,489	151,714
Less: net income attributable to non-controlling interest	17,664	17,755	23,409	26,522

Net income attributable to Watsco	$86,578	$90,155	$117,080	$125,192

Diluted earnings per share:
Net income attributable to Watsco shareholders	$86,578	$90,155	$117,080	$125,192
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	7,439	7,511	11,082	10,354

Earnings allocated to Watsco shareholders	$79,139	$82,644	$105,998	$114,838

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	35,064,711	34,462,960	35,044,350	34,432,948
Diluted earnings per share for Common and Class B common stock	$2.26	$2.40	$3.02	$3.34

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2020	2019
Cash and cash equivalents	$79,573	$74,454
Accounts receivable, net	676,569	533,810
Inventories	854,368	920,786
Other	20,959	17,680

Total current assets	1,631,469	1,546,730
Property and equipment, net	97,143	98,523
Operating lease right-of-use assets	226,544	223,369
Goodwill, intangibles, net and other	681,571	687,539

Total assets	$2,636,727	$2,556,161

Accounts payable and accrued expenses	$569,035	$392,296
Current portion of lease liabilities	69,823	69,421

Total current liabilities	638,858	461,717
Borrowings under revolving credit agreement	33,357	155,700
Operating lease liabilities, net of current portion	157,214	154,271
Deferred income taxes and other liabilities	71,216	69,706

Total liabilities	900,645	841,394

Watsco’s shareholders’ equity	1,437,039	1,435,427
Non-controlling interest	299,043	279,340

Shareholders’ equity	1,736,082	1,714,767

Total liabilities and shareholders’ equity	$2,636,727	$2,556,161

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income	$140,489	$151,714
Non-cash items	26,072	22,221
Changes in working capital, net of acquisition
Accounts receivable	(146,512)	(146,441)
Inventories	63,432	(117,591)
Accounts payable and other liabilities	182,957	161,685
Other, net	(5,183)	(3,141)

Net cash provided by operating activities	261,255	68,447

Cash flows from investing activities:
Capital expenditures, net	(7,982)	(9,105)
Business acquisition, net of cash acquired	—	(16,761)
Investment in unconsolidated entity	—	(4,940)

Net cash used in investing activities	(7,982)	(30,806)

Cash flows from financing activities:
Dividends on Common and Class B common stock	(129,315)	(120,178)
Net (repayments) proceeds under revolving credit agreement	(122,343)	84,400
Purchase of additional ownership from NCI	—	(32,400)
Other	4,359	2,851

Net cash used in financing activities	(247,299)	(65,327)

Effect of foreign exchange rate changes on cash and cash equivalents	(855)	707

Net increase (decrease) in cash and cash equivalents	5,119	(26,979)
Cash and cash equivalents at beginning of period	74,454	82,894

Cash and cash equivalents at end of period	$79,573	$55,915